EXHIBIT 10.6

[THE ENDICOTT GROUP LETTERHEAD]

June 15, 2007

Board of Directors
Danvers Bancorp, Inc.
1 Conant Street
Danvers, MA 01923

Attention:	Mr. Kevin T. Bottomley President

Dear Kevin:

        This letter will serve as a supplement to the retainer agreement between Danvers Savings Bank and Endicott Financial Advisors, L.L.C. dated May 26, 2000 (the "Agreement"). Terms and Definitions of the Agreement will continue as part of this supplement.

        As part of its role as advisor to the Company, the Company has requested and Endicott has agreed to provide advisory services with respect to a potential reorganization of the Company from mutual holding company form to stock form (the "Conversion"). Such services may include any of the following:

          1.     Reviewing the strategic alternatives which could enhance the value of the Company by providing long-term benefits to its shareholders;

          2.     Assisting management and the Board in considering the merits of a Conversion and in assembling the team of professionals to assist the Company in the Conversion;

          3.     Assisting the Company, as necessary, by reviewing documents utilized in the Conversion;

          4.     Assisting the Company in preparing for meetings with potential investors and broker-dealers; and

          5.     Providing such other advice and assistance as may be requested by the Company and agreed to by Endicott.

ADVISORY FEE

        The Company agrees to pay Endicott for the services contemplated by this supplement to the retainer agreement a fee of $25,000 payable on the signing of this letter and a fee not to exceed $275,000 on the closing of the Conversion. Such fees are in lieu of any fees that would be due and payable pertaining to the Conversion as contemplated under the Agreement.

TERMINATION OF ENGAGEMENT

        Endicott's engagement hereunder may be terminated by the Company or by Endicott at any time upon 30 days written notice to that effect, it being understood that the provisions relating to the payment of fees and expenses and indemnification will survive any such termination. It being further understood that Endicott in its role as advisor to the Company has provided services contemplated by this supplement prior to its signing, and the terms and conditions of this supplement will apply to such services provided under the May 26, 2000 retainer agreement.

        Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Endicott the duplicate copy of this letter enclosed herewith.

Very truly yours,	Accepted and agreed to as of the date first written above:
ENDICOTT FINANCIAL ADVISORS, L.L.C.	DANVERS BANCORP, INC.
By:	/s/ WAYNE GOLDSTEIN Wayne Goldstein Managing Member	By:	/s/ KEVIN T. BOTTOMLEY CEO